Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, New York 10022

        July 27, 2009

Alloy, Inc.

151 West 26th Street, 11th Floor

New York NY 10001

Ladies and Gentlemen:

We have acted as counsel to Alloy, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to 2,000,000 shares of Common Stock, $0.01 par value, of the Company (the “Shares”), pursuant to the Amended and Restated Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan (the “2007 Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have also assumed that in granting future awards under the 2007 Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Delaware and the Certificate of Incorporation and By-laws of the Company.

Based upon the foregoing, it is our opinion that the Shares to be issued by the Company under the 2007 Plan, when sold in accordance with the terms of the 2007 Plan and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the 2007 Plan or the individual instrument or agreement.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company’s registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP